Exhibit No. 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:
Rick Nordvold

Golf Galaxy, Inc.

952-941-8848

Investors and media:

Susan Eich

For Golf Galaxy, Inc.

612-285-4188

GOLF GALAXY ANNOUNCES THIRD QUARTER FISCAL 2006 RESULTS

Third Quarter Net Sales Increase More than 56 Percent;

Comparable Store Sales up 6.7 Percent

Third-Quarter Performance Summary
	Three Months Ended
($ in thousands, except per share amounts)	Nov. 26, 2005	Nov. 27, 2004	Nov. 27, 2004 (Pro-Forma)(1)
Net sales	$31,800	$20,281	$20,281
Comparable store sales % increase(2)	6.7%	9.9%	9.9%
Net (loss) income	$(1,609)	$3,351	$(1,683)
Diluted EPS	$(0.15)	$0.43	$(0.16)

(1)              Pro-forma results for the quarter ended Nov. 27, 2004 exclude an after-tax gain of $5.0 million realized on the sale of the company’s equity investment in Golf Town Canada Inc. stock. In addition, the pro-forma information is presented as if the company’s initial public offering and the conversion of preferred stock into shares of common stock had occurred immediately prior to the beginning of the quarter. Pro-forma results are not a measure of performance presented in accordance with GAAP and are intended to be a supplement, but not as a substitute for net income or other financial data prepared in accordance with GAAP. The company believes the use of pro-forma results provides a consistent measure of profitability as well as important supplemental information due to the significant increase in common shares outstanding resulting from the company’s initial public offering and the conversion of the convertible preferred stock into shares of common stock as of Aug. 3, 2005.

(2)              A new or relocated store is included in comparable store results after it has been in operation for 12 full fiscal months following the month of the store’s grand opening weekend, typically a store’s 13th full month of operations.

EDEN PRAIRIE, Minn. — (Dec. 20, 2005) — Golf Galaxy, Inc. (Nasdaq: GGXY), a leading golf specialty retailer, today announced its financial results for the third quarter ended Nov. 26, 2005.

Net sales for the third quarter of fiscal 2006 increased 56.7 percent to $31.8 million, compared with $20.3 million for the same period of the prior year. Comparable store sales increased 6.7 percent for the fiscal third quarter, compared with an increase of 9.9 percent for the third quarter of fiscal 2005.

The company reported a net loss for the third quarter of $1.6 million, or a loss of 15 cents per diluted share, compared with its guidance for a net loss of $2.2 million to $1.8 million. The company typically reports a net loss in its fiscal third quarter, its lowest volume period due to seasonality.  Golf Galaxy reported net income of $3.4 million, or 43 cents per diluted share, for third quarter fiscal 2005, which included a pre-tax gain of $8.4 million realized on the sale of its equity investment in Golf Town Canada Inc. stock. Excluding this one-time gain and giving effect to the conversion of preferred shares and the company’s initial public offering as of the beginning of the third quarter of fiscal 2005, the company’s pro-forma net loss would have been $1.7 million, or a loss of 16 cents per diluted share, for the quarter ended Nov. 27, 2004. A reconciliation of pro-forma earnings per share is provided in a table that follows.

“We are very pleased with our results in the third quarter. A slow start in September was more than offset by strong sales in October and November,” said Randy Zanatta, Golf Galaxy president, chief executive officer and chairman.  “In addition, we were comparing against a strong quarter last year.”

Net sales for the nine months ended Nov. 26, 2005 increased 50.7 percent to $160.0 million, compared with $106.2 million for the same period of fiscal 2005. Comparable store sales increased 8.4 percent for the first nine months of fiscal 2006, compared with an increase of 7.1 percent for the same period of the prior year. Golf Galaxy reported net income of $5.5 million, or 58 cents per diluted share, for the first nine months of fiscal 2006, compared with net income of $8.0 million, or $1.04 per diluted share, for the nine months ended Nov. 27, 2004. Pro-forma diluted earnings per share for the nine months of fiscal 2006 increased 78.6 percent to 50 cents per diluted share, compared with 28 cents per diluted share for the nine months ended Nov. 27, 2004.

Golf Galaxy opened four new stores during its fiscal third quarter, including its first stores in the Denver, Omaha and Tulsa markets. The company also opened its third store in the Philadelphia market. Including the stores opened in the third quarter, Golf Galaxy has opened 15 new stores during the first nine months of fiscal 2006. As of Nov. 26, 2005, Golf Galaxy operated 49 stores in 23 states. The company said it plans to open one additional store during the current fiscal year, which ends Feb. 25, 2006.

Golf Galaxy plans to open 14 to 16 new stores during fiscal 2007. “We expect to continue our expansion and believe Golf Galaxy is well positioned to grow market share in a highly fragmented market,” said Zanatta.

Company Outlook

The company said that for the fourth quarter of fiscal 2006:

•                  Net sales are currently expected to be $40 million to $42 million, an increase of 49 percent to 57 percent over the fourth quarter of fiscal 2005;

•                  Comparable store sales are currently expected to increase in the mid single digits; and

•                  The company currently expects a net loss of $900,000 to $600,000.

For comparison purposes, Golf Galaxy has provided its fourth quarter fiscal 2005 results in a table that follows.

The company said that for full fiscal year 2006:

•                  Sales are currently expected to be $200 million to $202 million, an increase of 50 percent to 52 percent over fiscal 2005;

•                  Comparable store sales are currently expected to be a 6 percent to 8 percent increase over the prior year, consistent with the company’s previous guidance; and

•                  Net income is currently expected to be $4.6 million to $4.9 million.

Conference Call and Webcast

Golf Galaxy will hold its third quarter earnings conference call at 10 a.m. CST today, Dec. 20, 2005. Interested parties may listen to the call by dialing 800-299-6183 or international 617-801-9713 (passcode: 61629110). A live webcast will also be available on www.golfgalaxy.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through Dec. 27.  The replay number is 888-286-8010 or international 617-801-6888 (passcode: 23966787). The webcast will be archived on www.golfgalaxy.com for approximately one year.

About Golf Galaxy, Inc.

Golf Galaxy, Inc., based in Eden Prairie, Minn., owns and operates golf specialty retail stores. The company currently operates 49 stores in 23 states and an ecommerce website. The company’s Everything for the Game® merchandising strategy offers a comprehensive selection of competitively priced brand name golf equipment, accessories, apparel, golf services, and golf instruction by on-staff certified PGA professionals in a unique interactive store environment. For more information visit www.golfgalaxy.com

Cautionary Statement

This news release contains forward-looking statements about Golf Galaxy and readers should not place undue reliance on any forward-looking statements that are current only as of the date made.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those expressed in forward-looking statements. The factors listed below, among others, could cause the company’s actual financial performance to differ materially from that expressed in any forward-looking statement: A decline in the popularity of golf or golf-related products and services; limitations imposed by suppliers on the amount or variety of products; failure by suppliers to develop and introduce new products or if new products result in excessive close-outs of existing inventories; seasonal fluctuation in demand for products; weather conditions; ability to successfully implement growth plan; competition in the golf and sporting goods industry; a decline in discretionary spending; availability of adequate capital to fund growth; and loss of key management.  Additional information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is included in the company’s prospectus in its Form S-1 Registration Statement on file with the Securities and Exchange Commission.  The foregoing list should not be construed as exhaustive and Golf Galaxy disclaims any obligation subsequently to revise or update any previously made forward-looking statements, whether as a result of new information, future events or otherwise.

Tables Follow

GOLF GALAXY, INC.

CONDENSED BALANCE SHEETS

(In Thousands)

	November 26, 2005 (unaudited)	November 27, 2004 (unaudited)	February 26, 2005(1)
Assets
Current assets:
Cash and cash equivalents	$15,465	$9,486	$3,245
Accounts receivable, net	6,143	3,682	3,455
Inventories, net	43,305	29,268	30,415
Prepaid expenses and other current assets	4,678	4,612	3,510
Total current assets	69,591	47,048	40,625
Property and equipment, net	26,043	15,400	21,832
Other assets	2,508	2,146	2,680
Total assets	$98,142	$64,594	$65,137

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$21,923	$17,569	$15,826
Accrued liabilities	9,987	9,532	11,675
Total current liabilities	31,910	27,101	27,501
Deferred rent credits and other	11,403	6,368	6,831
Redeemable convertible preferred stock, including accumulated preferred stock dividends	—	47,802	48,741
Shareholders’ equity (deficit)	54,829	(16,677)	(17,936)
Total liabilities and shareholders’ equity	$98,142	$64,594	$65,137

(1)              The Balance Sheet as of February 26, 2005 has been condensed from the audited financial statements.

GOLF GALAXY, INC.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (Unaudited)		Nine Months Ended (Unaudited)
	November 26, 2005	November 27, 2004	November 26, 2005	November 27, 2004
Net sales	$31,800	$20,281	$160,005	$106,240
Cost of sales	23,915	15,192	111,822	74,713
Gross profit	7,885	5,089	48,183	31,527
Operating expenses:
Store operating	7,594	4,793	29,299	18,892
General and administrative	2,527	2,520	7,784	6,509
Preopening	662	599	2,012	1,163
(Loss) income from operations	(2,898)	(2,823)	9,088	4,963
Other income	—	8,410	—	8,410
Interest income (expense), net	172	11	287	(21)
(Loss) income before income taxes	(2,726)	5,598	9,375	13,352
Income tax benefit (expense)	1,117	(2,247)	(3,844)	(5,363)
Net (loss) income	(1,609)	3,351	5,531	7,989
Less preferred stock dividends	—	(937)	(1,721)	(2,757)
Net (loss) income applicable to common shareholders	$(1,609)	$2,414	$3,810	5,232
Net (loss) income per share:
Basic	$(0.15)	$1.30	$0.66	$2.81
Diluted	$(0.15)	$0.43	$0.58	$1.04
Weighted average number of shares outstanding:
Basic	10,653,135	1,862,778	5,768,834	1,862,223
Diluted	10,653,135	7,704,345	9,480,569	7,703,790

GOLF GALAXY, INC.

CONDENSED STATEMENTS OF OPERATIONS — UNAUDITED

RECONCILIATION OF PRO-FORMA EARNINGS PER SHARE

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (Unaudited)		Nine Months Ended (Unaudited)
	November 26, 2005	November 27, 2004	November 26, 2005	November 27, 2004
Pro-Forma Information(1)
Pro-forma net (loss) income applicable to common shareholders	$(1,609)	$(1,683)	$5,531	$2,955
Pro-forma net (loss) income per share:
Basic	$(0.15)	$(0.16)	$0.52	$0.28
Diluted	$(0.15)	$(0.16)	$0.50	$0.28
Pro-forma weighted average number of shares outstanding:
Basic	10,653,135	10,615,245	10,642,002	10,614,690
Diluted	10,653,135	10,615,245	11,150,898	10,703,790

Reconciliation of pro-forma information to GAAP
Net (loss) income applicable to common shareholders (GAAP)	$(1,609)	$2,414	$3,810	$5,232
Gain on Sale of Golf Town Canada Inc. Stock, net of tax	—	(5,034)	—	(5,034)
Preferred Stock Dividends	—	937	1,721	2,757
Net (loss) income applicable to common shareholders (Pro-forma)	$(1,609)	$(1,683)	$5,531	$2,955
Basic
Weighted average number of shares outstanding (GAAP)	10,653,135	1,862,778	5,768,834	1,862,223
Conversion of preferred stock to common	—	5,752,467	3,202,839	5,752,467
Weighted average additional shares issued in IPO	—	3,000,000	1,670,330	3,000,000
Weighted average number of shares outstanding (Pro-forma)	10,653,135	10,615,245	10,642,002	10,614,690
Diluted
Weighted average number of shares outstanding (GAAP)	10,653,135	7,704,345	9,480,569	7,703,790
Weighted average additional shares issued in IPO	—	3,000,000	1,670,330	3,000,000
Weighted average shares deemed antidilutive(2)	—	(89,100)	—	—
Weighted average number of shares outstanding (Pro-forma)	10,653,135	10,615,245	11,150,898	10,703,790

(1)              Pro-forma results for the quarter ended Nov. 27, 2004 exclude an after-tax gain of $5.0 million realized on the sale of the company’s equity investment in Golf Town Canada Inc. stock. In addition, the pro-forma information is presented as if the company’s initial public offering and the conversion of preferred stock into shares of common stock had occurred immediately prior to the beginning of each period presented. Pro-forma results are not a measure of performance presented in accordance with GAAP and are intended to be a supplement, but not as a substitute for net income or other financial data prepared in accordance with GAAP. The company believes the use of pro-forma results provides a consistent measure of profitability as well as important supplemental information due to the significant increase in common shares outstanding resulting from the company’s initial public offering and the conversion of the convertible preferred stock into shares of common stock as of Aug. 3, 2005.

(2)              The computation of pro-forma diluted earnings per share for the third quarter of fiscal 2005 excludes the impact of potentially dilutive securities that were included in the computation of diluted earnings per share in accordance with GAAP for the same period. The potentially dilutive securities were excluded from the computation of pro-forma diluted earnings per share since the effect would be antidilutive (i.e., including potentially dilutive securities would reduce the pro-forma loss per share).

GOLF GALAXY, INC.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

(In Thousands, Except Share and Per Share Amounts)

Three Months Ended February 26, 2005
Net sales	$26,840
Cost of sales	19,251
Gross profit	7,589
Operating expenses:
Store operating	5,490
General and administrative	1,863
Preopening	932
Loss from operations	(696)
Other income	—
Interest income, net	17
Loss before income taxes	(679)
Income tax benefit	228
Net loss	(451)
Less preferred stock dividends	(939)
Net loss applicable to common shareholders	$(1,390)
Net loss per share:
Basic	$(0.74)
Diluted	$(0.74)
Weighted average number of shares outstanding:
Basic	1,877,044
Diluted	1,877,044